EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Mohawk Industries, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-157788) on Form S-3 and (No. 033-52070, No. 033-53544, No. 033-67282, No. 033-87998, No. 333-23577, No. 333-74806, No. 333-91908 and No. 333-143370) on Form S-8, of Mohawk Industries, Inc. of our reports dated March 1, 2011, with respect to the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the annual report on Form 10-K of Mohawk Industries, Inc.

/s/  KPMG LLP

Atlanta, Georgia
March 1, 2011